Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2 FARMERS & MERCHANTS BANCORP, INC. REPORTS

SECTION 3 2016 FIRST-QUARTER FINANCIAL RESULTS

ARCHBOLD, OHIO, April 20, 2016, Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2016 first quarter ended March 31, 2016.

2016 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	52 consecutive quarters of profitability

•	Total assets were over $1 billion for the first time in the company’s 119-year history

•	Total loans increased 15.1% to $707,660,000

•	Net interest income after provision for loan losses increased 7.2% to $7,731,000

•	Net income increased 5.5% to $2,481,000

•	Earnings per basic and diluted shares increased 5.9% to $0.54

•	Noninterest income improved 4.4% to $2,670,000

•	Ft. Wayne, Indiana branch opened April 7, 2016

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “We ended the 2016 first quarter with total assets over $1 billion, which represents a significant milestone in F&M’s 119-year history. This growth is the direct result of the valuable financial products and solutions we offer our local communities and the hard work and dedication of our associates. In addition, F&M now ranks in the top 15 of Ohio banking institutions based on total assets. We are well positioned for continued, long-term growth as a result of our size, scale, and commitment to our local communities. To this end, I am pleased to announce on April 7, 2016 we opened a full service bank in Ft. Wayne, Indiana, which represents our 23rd office, and fourth location in Indiana. We are excited about our potential in this attractive and growing market.”

Income Statement

Net income for the 2016 first quarter ended March 31, 2016 was $2,481,000, or $0.54 per basic and diluted share compared to $2,351,000, or $0.51 per basic and diluted share for the same period last year. The 5.5% improvement in net income for the 2016 first quarter was primarily due to a 7.2% increase in net interest income after provision for loan losses, and a 4.4% increase in noninterest income, partially offset by a 6.4% increase in noninterest expense.

Loan Portfolio and Asset Quality

Total loans at March 31, 2016 increased 15.1% to a record $707,660,000, compared to $614,709,000 at March 31, 2015, and up 3.2% from $685,878,000 at December 31, 2015. The year-over-year improvement resulted primarily from a 27.1% increase in commercial real estate loans, a 15.7% increase in agricultural real estate loans, a 9.0% increase in agricultural, and an 8.2% increase in commercial and industrial loans, offset by a 9.0% reduction in consumer real estate loans.

Asset quality remains strong as the company’s provision for loan losses for the 2016 first quarter was $277,000, compared to $114,000 for the 2015 first quarter. The allowance for loan losses to nonperforming loans was 310.5% at March 31, 2016, compared to 245.6% at March 31, 2015. Net charge-offs for the quarter ended March 31, 2016 were $49,000, or 0.01% of average loans, compared to $42,000 or 0.01% of average loans, at March 31, 2015.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $117,627 at March 31, 2016, compared to $114,960 at December 31, 2015, and $111,153 at March 31, 2015. On a per share basis, tangible stockholders’ equity at March 31, 2016 was $25.54, compared with $24.92 at December 31, 2015, and $24.12 at March 31, 2015. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At March 31, 2016, the company had a Tier 1 leverage ratio of 11.72%, compared to 11.70% at March 31, 2015.

For the 2016 first quarter, the company declared cash dividends of $0.22 per share, which represents a dividend payout ratio of 40.5% compared to 42.8% for the same period last year.

Mr. Siebenmorgen concluded, “I am pleased with the favorable financial results we were able to achieve in the 2016 first quarter and we are starting the year with strong operating momentum. Profitability during the 2016 first quarter increased year-over-year as we experienced improvements in return on average equity, net interest margin, efficiency ratio, and earnings per share. Our loan portfolio grew 15.1% in the first quarter driven by increased demand for commercial real estate, and commercial and industrial loans, as a result of stable economic trends in of our local markets. We have developed a strong team of lenders focused on providing their customers valuable localized services. As a result, we believe we are growing faster than our markets and improving our local market share, while managing our overall risk and portfolio yield. As we grow our earning assets and proactively manage expenses, we are optimistic we will continue to grow earnings in 2016.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 23 offices. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in northwest Ohio. In Northeast Indiana we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited; in thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2016	March 31, 2015
Interest Income
Loans, including fees	$8,006	$7,094
Debt securities:
U.S. Treasury and government agencies	580	596
Municipalities	369	447
Dividends	38	37
Federal funds sold	—	2
Other	11	8

Total interest income	9,004	8,184
Interest Expense
Deposits	854	797
Federal funds purchased and securities sold under agreements to repurchase	105	61
Borrowed funds	37	—

Total interest expense	996	858

Net Interest Income - Before provision for loan losses	8,008	7,326
Provision for Loan Losses	277	114

Net Interest Income After Provision
For Loan Losses	7,731	7,212
Noninterest Income
Customer service fees	1,478	1,359
Other service charges and fees	910	914
Net gain on sale of loans	169	175
Net gain on sale of available for sale securities	113	109

Total noninterest income	2,670	2,557
Noninterest Expense
Salaries and Wages	2,840	2,655
Employee benefits	862	1,064
Net occupancy expense	378	355
Furniture and equipment	412	422
Data processing	411	329
Franchise taxes	214	187
Net loss on sale of other assets owned	45	6
FDIC Assessment	121	119
Mortgage servicing rights amortization	89	80
Other general and administrative	1,614	1,348

Total other operating expenses	6,986	6,565

Income Before Income Taxes	3,415	3,204
Income Taxes	934	853

Net Income	2,481	2,351

Other Comprehensive Income (Net of Tax):
Net unrealized gain on available for sale securities	1,945	1,730
Reclassification adjustment for gain on sale of available for sale securities	(113)	(109)

Net unrealized gain on available for sale securities	1,832	1,621
Tax expense	623	551

Other comprehensive income	1,209	1,070
Comprehensive Income	$3,690	$3,421

Earnings Per Share - Basic and Diluted	$0.54	$0.51

Dividends Declared	$0.22	$0.21

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(in thousands of dollars)
	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and due from banks	$25,205	$21,333
Federal funds sold	703	685

Total cash and cash equivalents	25,908	22,018
Interest-bearing time deposits	1,960	—
Securities - available-for-sale	226,512	235,115
Other securities, at cost	3,717	3,717
Loans, net	701,375	679,821
Premises and equipment	20,872	20,587
Goodwill	4,074	4,074
Mortgage servicing rights	2,108	2,056
Other real estate owned	1,061	1,175
Other assets	21,481	20,505

Total Assets	$1,009,068	$989,068

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$163,769	$171,112
Interest-bearing
NOW accounts	208,928	190,890
Savings	240,713	225,052
Time	184,722	184,285

Total deposits	798,132	771,339
Federal Funds purchased and securities sold under agreements to repurchase	69,390	78,815
Federal Home Loan Bank (FHLB) advances	10,000	10,000
Dividend payable	1,005	1,007
Accrued expenses and other liabilities	7,858	7,810

Total liabilities	886,385	868,971

Commitments and Contingencies
Stockholders’ Equity
Common stock - No par value - 6,500,000 shares authorized 5,200,000 shares issued and outstanding	12,181	12,086
Treasury Stock - 594,466 shares 2016, 587,466 shares 2015	(12,583)	(12,389)
Retained earnings	121,664	120,188
Accumulated other comprehensive income	1,421	212

Total stockholders’ equity	122,683	120,097

Total Liabilities and Stockholders’ Equity	$1,009,068	$989,068

	For the Three Months Ended March 31
Selected financial data	2016	2015
Return on average assets	0.99%	0.99%
Return on average equity	8.18%	8.14%
Yield on earning assets	3.97%	3.85%
Cost of interest bearing liabilities	0.58%	0.53%
Net interest spread	3.39%	3.32%
Net interest margin	3.54%	3.45%
Efficiency	65.04%	65.81%

	March 31
	2016	2015
Tier 1 capital to average assets	11.72%	11.70%
Tangible book value per share	$25.54	$24.12
Dividend payout ratio	40.51%	42.83%

	March 31
Loans	2016	2015
(Dollar amounts in thousands)
Commerical real estate	$345,223	$271,676
Agricultural real estate	59,533	51,467
Consumer real estate	88,365	97,142
Commercial and industrial	102,892	95,128
Agricultural	77,909	71,474
Consumer	27,995	23,605
Industrial development bonds	6,420	4,673
Less: Net deferred loan fees and costs	(677)	(456)

Total loans	$707,660	$614,709

	March 31
Asset quality data	2016	2015
(Dollar amounts in thousands)
Non-accrual loans	$2,003	$2,424
Troubled debt restructuring	$1,232	$1,260
90 day past due and accruing	$—	$—
Nonperforming loans	$2,003	$2,424
Other real estate owned	$1,061	$1,098
Non-performing assets	$3,064	$3,522
(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,285	$5,977
Allowance for loan and lease losses/total loans	0.89%	0.97%
Net charge-offs:
Quarter-to-date	$49	$42
Net charge-offs to average loans
Quarter-to-date	0.01%	0.01%
Non-performing loans/total loans	0.28%	0.39%
Allowance for loan and lease losses/nonperforming loans	310.50%	245.56%